Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2008, relating to the financial statements and financial statement schedule of Great Lakes Dredge & Dock Corporation, and the effectiveness of Great Lakes Dredge & Dock Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 2, 2008